PROSPECTUS                                 Pricing Supplement No. 2997
Dated January 10, 1995                     Dated June 2, 1997
PROSPECTUS SUPPLEMENT                      Rule 424(b)(3)-Registration
Dated January 25, 1995                     Statement No. 33-60723
                         GENERAL ELECTRIC CAPITAL CORPORATION
                          GLOBAL MEDIUM-TERM NOTES, SERIES A
                           (Redeemable Step Up Coupon Notes)
Principal Amount:                     US$25,000,000

Trade Date:                           June 2, 1997

Settlement Date
(Original Issue Date):                June 5, 1997

Maturity Date:                        June 5, 2012 (unless earlier redeemed
                                      as described under "Additional Terms-
                                      -Optional Redemption" below.)

Price to Public
(Issue Price):                        100.00%

Agent's Discount
or Commission:                        0.00%

Net Proceeds to Issuer
(in Specified Currency):              US$25,000,000

Interest:

   Interest Rate:                     The Notes will pay interest at the
                                      rate of 7.25% per annum for the
                                      period from the Original Issue Date
                                      up to but excluding the Interest
                                      Payment Date scheduled to occur on
                                      June 5, 1998; thereafter, the
                                      interest rate on the Notes will reset
                                      annually on each June 5 in accordance
                                      with the schedule set forth under
                                      "Additional Terms--Interest" below.

   Interest Payment
   Period:                            ___ Annual   X  Semi-Annual
                                      ___ Monthly ___ Quarterly

   Interest Payment Dates:            June 5 and December 5 of each year,
                                      commencing December 5, 1997, unless
                                      earlier redeemed.  See "Additional
                                      terms--Interest" below.

POTENTIAL PURCHASERS OF THE NOTES ARE URGED TO READ THIS PRICING
SUPPLEMENT THOROUGHLY TOGETHER WITH THE ACCOMPANYING PROSPECTUS
DATED JANUARY 10, 1995 AND PROSPECTUS SUPPLEMENT DATED JANUARY 25, 1995. SEE "CERTAIN INVESTMENT CONSIDERATIONS"
HEREIN.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT
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                                           Page 2
                              Pricing Supplement No. 2997
                              Dated June 2, 1997
                              Rule 424(b)(3)-Registration
                              Statement No. 33-60723

Repayment, Redemption and Acceleration:

Initial Redemption Date:  June 5, 1998 (See  "Additional Terms-
    Redemption" below)
Initial Redemption Percentage:  100%
Optional Repayment Date:  Not applicable ("N/A")

Form of Notes:

     X  DTC registered        ___ non-DTC registered

   The Notes will be available in denominations of $1,000 and increments of $1,000 in excess thereof.

Original Issue Discount

   Amount of OID: N/A
   Yield to Maturity: N/A
   Interest Accrual Date: N/A
   Initial Accrual Period OID: N/A

Amortizing Notes:

   Amortization Schedule: N/A

Dual Currency Notes:

   Face Amount Currency:  N/A
   Optional Payment Currency:  N/A
   Designated Exchange Rate:  N/A

Indexed Notes:

   Currency Base Rate:  N/A

Additional Terms:

   Interest.

   Interest on the Notes will accrue from June 5, 1997 and will be payable in U.S. dollars semi-annually on June 5 and December 5 of each year, commencing December 5, 1997 (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 7.25% per annum from and
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                                           Page 3
                              Pricing Supplement No. 2997
                              Dated June 2, 1997
                              Rule 424(b)(3)-Registration
                              Statement No. 33-60723

    including the Original Issue Date up to but excluding June 5, 1998. Thereafter, the interest rate will be subject to adjustment annually on each March 13 in accordance with the following schedule:

          Interest Period                           Interest Rate

          June 5, 1998 to June 4, 1999               7.300% per annum
          June 5, 1999 to June 4, 2000               7.350% per annum
          June 5, 2000 to June 4, 2001               7.400% per annum
          June 5, 2001 to June 4, 2002               7.450% per annum
          June 5, 2002 to June 4, 2003               7.500% per annum
          June 5, 2003 to June 4, 2004               7.550% per annum
          June 5, 2004 to June 4, 2005               7.600% per annum
          June 5, 2005 to June 4, 2006               7.650% per annum
          June 5, 2006 to June 4, 2007               7.700% per annum
          June 5, 2007 to June 4, 2008              7.750% per annum
          June 5, 2008 to June 4, 2009              8.000% per annum
          June 5, 2009 to June 4, 2010              8.500% per annum
          June 5, 2010 to June 4, 2011               9.000% per annum
          June 5, 2011 to June 4, 2012              10.000% per annum

   Optional Redemption.

   The Company may at its option elect to redeem the Notes in whole on June 5, 1998 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Certain Investment Considerations:

   Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-Current interest rate on the Notes.
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                                           Page 4
                              Pricing Supplement No. 2997
                              Dated June 2, 1997
                              Rule 424(b)(3)-Registration
                              Statement No. 33-60723

Additional Information:

    General.

    At March 29, 1997, the Company had outstanding indebtedness totalling $119.663 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 29, 1997 excluding subordinated notes payable after one year was equal to $118.966 billion.

    Consolidated Ratio of Earning to Fixed Charges.

    The information contained in the Prospectus under the caption
    "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

         Year Ended December 31,                           Three Months Ended
      1992       1993      1994       1995      1996       March 29, 1997
      1.44       1.62      1.63       1.51      1.53       1.56

    For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

    Documents Incorporated by Reference.

    The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act to which reference is hereby made.

Plan of Distribution:

    The Notes are being purchased by Smith Barney Inc. (hereinafter referred to as the "Underwriter"), as principal, at the Issue
    Price of 100% of the aggregate principal amount of the Notes.

    The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.